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                              ONYX PHARMACEUTICALS, INC






Exhibit 11.1

                          COMPUTATION OF NET LOSS PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                     (UNAUDITED)
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                                                                Three Months Ended                  Nine Months Ended
                                                                    September 30,                      September 30,
                                                               1996              1995              1996            1995
                                                               ----              ----              ----            ----
NET LOSS:                                                   $(1,242)          $(1,965)          $(5,902)        $(6,447)
                                                            -------           -------           -------         -------
                                                            -------           -------           -------         -------

Shares used in net loss per share computation:

Weighted average shares of common stock
     outstanding:                                             9,461               954             5,417             940

Shares related to Staff Accounting
     Bulletins Nos. 55, 64 and 83                                 -               427               142             427
                                                            -------           -------           -------         -------

Shares used in net loss per share
     computation:                                             9,461             1,381             5,559           1,367
                                                            -------           -------           -------         -------
                                                            -------           -------           -------         -------

Net loss per share                                          $ (0.13)          $ (1.42)          $ (1.06)        $ (4.72)
                                                            -------           -------           -------         -------
                                                            -------           -------           -------         -------


CALCULATION OF SHARES OUTSTANDING FOR
COMPUTING PRO FORMA NET LOSS PER SHARE:

Shares used in computing historical net
     loss per share (from above):                             9,461             1,381             5,559           1,367

Adjusted to reflect the effect of the assumed
     conversion of convertible preferred stock from the
     date of issuance:                                            -             5,240             2,500           5,126
                                                            -------           -------           -------         -------

Shares used in computing proforma net loss
     per share:                                               9,461             6,621             8,059           6,493
                                                            -------           -------           -------         -------
                                                            -------           -------           -------         -------

Pro forma net loss per share                                $ (0.13)          $ (0.30)          $ (0.73)        $ (0.99)
                                                            -------           -------           -------         -------
                                                            -------           -------           -------         -------

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